CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 22, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AVX Corporation’s Annual Report on Form 10-K for the  year ended March 31, 2013.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, GA

February 7, 2014